Exhibit 10.4

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), is entered into as of December 11, 2018 (the “Effective Date”) by and between Barry G. Steele (“Steele”) and Gentherm Incorporated, a Michigan corporation (“Gentherm”).

Recitals

A.    Steele has been an employee of Gentherm since 2004, holding the office of Vice-President of Finance and Chief Financial Officer (“CFO”) since his hire date and Treasurer since 2005.

B.    Steele and Gentherm have agreed that Steele’s tenure as Vice-President of Finance, CFO and Treasurer will end on the date (the “Transition Date”) of the appointment of a new CFO of Gentherm by the Gentherm Board of Directors (the “Board”). Upon the Board’s request, Steele has agreed to provide transition services to Gentherm as a Vice President (but not an executive officer) of the Company after the Transition Date for a period of time thereafter ending as set forth in Section 1 hereof.

C.    In consideration of Steele’s service to Gentherm for the Remaining Employment Period (as defined in Section 2(a) hereof), Gentherm has agreed to make the payments and provide the benefits to Steele described in this Agreement, subject to the terms and conditions herein.

NOW, THEREFORE, the parties agree as follows:

1.    Separation of Employment. Steele’s employment with Gentherm will terminate no earlier than 30 days after the Transition Date and no later than February 15, 2019, on an exact date to be determined by the Chief Executive Officer of Gentherm (the “CEO”) in his sole discretion (the “Separation Date”); provided, however, that Gentherm may terminate Steele for Cause (as defined in Section 8 hereof) at any time and without notice. Except as set forth in the prior sentence, the CEO must provide written notice of the Separation Date to Steele at least 30 days prior to the Separation Date; provided, if there is no written notice provided prior to termination by Gentherm (including in the event Steele’s employment terminates on February 15, 2019 pursuant to the first sentence of this Section 1 without Steele having received notice), then for purposes of determining the further rights and benefits accruing to Steele under Sections 2 and 3 hereof, the Separation Date shall be deemed to be the earlier of 30 days after Steele’s actual termination date and February 15, 2019. If Steele’s employment with Gentherm is terminated at any time either by Gentherm for Cause or due to Steele’s resignation, the provisions of Section 8 shall apply and Steele shall not be entitled to any of the rights and benefits under Section 2 and 3 hereof that have not already been paid, except as required by law.

2.    Continuation of Salary, Bonus and Benefits; Duties.

a.

From the Effective Date through and including the Separation Date (the “Remaining Employment Period”), Steele will continue to receive his current salary and automobile allowance, payable in accordance with the Company’s normal payroll practices. During the Remaining Employment Period, Steele also will be eligible to receive bonus payments pursuant to the Gentherm Incorporated Performance Bonus Plan (the “Bonus Plan”); provided, however, that regardless of whether the Separation Date is before or after December 31, 2018, (a) Steele will be eligible for a bonus under the Bonus Plan for the calendar year 2018, subject to the other terms and conditions of the Bonus Plan, which shall be payable at the time provided in the Bonus Plan, and (b) Steele will not be eligible to receive any bonus under the Bonus Plan for calendar year 2019. During the Remaining Employment Period, Steele will continue to receive the employee health and welfare benefits he receives from Gentherm as of the Effective Date; provided, that, except as set forth in Section 3 hereof, Steele agrees that his right to participate in such employee health and welfare benefit plans will cease on the Separation Date.

b.

During the Remaining Employment Period, Steele shall devote his working time, efforts and skills as is reasonably necessary to assist Gentherm and its new CFO in the transitioning of the new CFO to such role (the “Transition Services”). Steele shall provide the Transition Services at the Company’s headquarters in Northville, Michigan or such other location as mutually agreed upon by Steele and Gentherm. Steele shall be available during normal business hours to provide Transition Services and to assist, advise and counsel the new CFO as may be reasonably requested.

3.    Transition and Separation Benefits. On the date that that Gentherm publicly announces that Steele will be replaced as the CFO of Gentherm (the “Announcement Date”), Steele is entitled to receive payment for any accrued but unused vacation time through the Announcement Date, and at the Separation Date, Steele is entitled to receive payment for any accrued but unused vacation time during the period from the Announcement Date through the Separation Date (“Accrued Vacation”). At the Separation Date, Steele is entitled to receive any accrued but unpaid salary through the Separation Date (“Accrued Wages”). In recognition of Steele’s many years of service to Gentherm, and in consideration of and conditioned upon Steele’s continued service through the Separation Date and his obligations under this Agreement, Gentherm has agreed to make the following additional separation payments and provide the following additional separation benefits to Steele (the “Separation Benefits”), subject to the conditions set forth herein:

a.

Cash Payment. Gentherm shall pay Steele $642,720 in cash (the “Severance Payment”) if Steele has, in accordance with Section 5 hereof, executed and delivered to Gentherm the Release (defined below in Section 5 hereof) and the Release has become irrevocable prior to such date of payment. The Severance Payment, if due under the preceding sentence, shall be paid by Gentherm as soon as reasonably practical after the Release has been executed and delivered and becomes irrevocable, but not later than March 15, 2019. For clarity, if the Release has not been executed and delivered and become irrevocable before March 15, 2019, Steele shall not be entitled to receive and shall not be paid the $642,720 cash payment.

b.

Incentive Equity. As of the Announcement Date, (i) 9,398 shares of restricted stock of Gentherm granted to Steele on October 3, 2017 and issued under the Gentherm Incorporated 2013 Equity Incentive Plan (the “2013 Equity Plan”) shall vest immediately and no longer be subject to the restrictions set forth in the applicable award agreement, and (ii) the portion of restricted stock and options to purchase Gentherm common stock (“Options”) granted to Steele under the 2013 Equity Plan that are scheduled to vest in February 2019 (the “February 2019 Equity”) shall vest immediately and no longer be subject to the restrictions set forth in the applicable award agreement and shall be immediately exercisable, and such Options, along with any other vested Options to purchase Gentherm common stock held by Steele on the Announcement Date (collectively, all vested Options held by Steele on the Announcement Date after the vesting of the February 2019 Equity are referred to as “Outstanding Options”) are automatically amended so that they may be exercised by Steele at any time through the stated expiration date of each such Outstanding Option as set forth in the applicable award agreement. For clarity, the February 2019 Equity consists of:

•	9,000 Options with an exercise price of $38.05 per share;

•	7,500 Options with an exercise price of $40.64 per share;

•	7,500 Options with an exercise price of $41.69 per share; and

•	7,083 shares of restricted stock.

Gentherm and Steele hereby agree that Steele may sell any or all of his shares of Gentherm common stock at any time subject to compliance with applicable law and subject to Section 9 hereof.

c.

COBRA. Subject to Steele’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), during the COBRA Subsidy Period (as defined below), Gentherm will pay Steele’s health insurance coverage to the same extent that Gentherm paid for such coverage immediately prior to the Separation Date, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended, subject to the eligibility requirements and other terms and conditions of such insurance coverage. The “COBRA Subsidy Period” shall begin on the Separation Date and end upon the earliest of: (i) a date that is twelve months following Separation Date; (ii) the date the Steele is no longer eligible to receive COBRA coverage; and (iii) the date on which the Steele otherwise becomes eligible to receive substantially similar coverage from another employer. Steele agrees to notify Gentherm within five (5) calendar days of becoming eligible to receive substantially similar coverage from another employer. Following the expiration of the COBRA Subsidy Period, Steele may elect to continue COBRA coverage for the remainder of the COBRA eligibility period as defined by law, if any, at Steele’s own expense. In no event will Gentherm be obligated to pay any portion of Steele’s COBRA coverage premiums for a period beyond the COBRA Subsidy Period. Gentherm reserves the right to modify or terminate Gentherm’s payment toward the cost of the premium for COBRA coverage provided hereunder to the extent necessary to comply with applicable law.

d.

Outplacement Services. Gentherm will pay up to $10,000 for outplacement services for the benefit of Steele through an outplacement firm selected by Steele (the “Outplacement Firm”), provided Steele submits appropriate documentation to enable Gentherm to pay such Outplacement Firm directly. Gentherm’s obligation to pay for any outplacement costs for the benefit of Steele will expire on the earlier of (i) December 31, 2019 or (ii) the date on which Steele has accepted other employment, in each case regardless of whether the entire $10,000 amount referred to above has been spent.

Steele is responsible for the payment of all taxes on all of the Separation Benefits and other compensation provided to him in this Agreement. All of the payments and benefits described above to be made or provided to or for the benefit of Steele (including accelerated vesting of restricted stock and any exercise of Options) will be subject to withholding of taxes and other lawful deduction, as well as reporting on a W-2 under applicable law. Cash payments hereunder may be reduced by withholding tax owing on such payments and by withholding tax owing on any non-cash benefits hereunder (including accelerated vesting of restricted stock and any exercise of Options). If at the time withholding tax is owing on such non-cash benefits there is then payable hereunder to Steele either no or insufficient cash to cover the withholding tax on such cash and on such non-cash benefits, then Steele shall immediately make a cash payment to the Company in an amount equal to the deficiency.

4.    Other Separation Date Matters. On or before the Separation Date, Steele will deliver to Gentherm all Gentherm-owned property in his possession or in his control, including but not limited to any documents, data, property and other materials, in whatever form, that he received, created or compiled during his employment with Gentherm (the “Gentherm Owned Property”) and he hereby confirms that he (or anyone on his behalf) has not and will not retain any copies thereof. Steele will submit to Gentherm a request for reimbursement of all business expenses relating to his employment no later than 30 days after the Separation Date; such expenses will subject to and paid in accordance with Gentherm’s business expense reimbursement policy and the provisions of this Agreement.

5.    Release Condition. It is a condition of Gentherm’s obligations to provide the Separation Benefits not yet provided (and it is a condition of Steele’s right to retain Separation Benefits previously provided) that Steele sign and deliver to Gentherm on or within 10 days after the Separation Date (but in no event prior to the Separation Date) the Release attached to this Agreement as Exhibit A (the “Release”) and that Steele does not revoke such Release. Steele understands and agrees that Gentherm has expressly informed him that Gentherm would not have agreed to provide any of the Separation Benefits absent Steele’s execution of both this Agreement and the Release. If Steele fails to sign and deliver the Release to Gentherm within 10 days after Separation Date, or delivers the Release but revokes it within the time period permitted for revocation in the Release, then none of the Separation Benefits shall have been earned by Steele and, in the event any of the Separation Benefits have already been paid to him at such time, Steele shall be obligated to promptly refund or reimburse Gentherm for such Separation Benefits

(including the repayment of pre-tax gross proceeds from any sale of Gentherm common stock that vested or otherwise remained outstanding in accordance with Section 3(b) hereof) and Gentherm shall be authorized to immediately terminate any outstanding equity awards under the 2013 Equity Plan and to take any reasonably related actions to effectuate its rights hereunder; provided, that “gross proceeds” for an Option will be calculated less the exercise price of such Option, on a pre-tax basis.

6.    Confidential Information. Steele acknowledges that he remains bound by and agrees that he will comply in all respects with all confidentiality agreements that he signed during his employment with Gentherm, or any policies and procedures of Gentherm relating to confidentiality by employees or officers in effect as of the Effective Date, including the Confidential Information and Inventions Assignment Agreement dated as of October 3, 2017 (the “Confidentiality Agreement”), and Steele acknowledges that his obligations under such confidentiality agreements, policies and procedures will continue after his employment with Gentherm ends. Steele acknowledges and agrees that Gentherm has invested considerable amounts of time and money in attaining and developing all of the confidential or proprietary information, and any unauthorized disclosure or release of such information in any form would irreparably harm Gentherm.

7.    Restrictive Covenants; Non-Disparagement. Steele acknowledges that he remains bound by and agrees that he will continue to comply in all respects with all restrictive covenants that he was subject to (whether by written agreement with Gentherm or Gentherm policy) during his employment with Gentherm in effect as of the Effective Date, and Steele acknowledges that his obligations under such restrictive covenants will continue after his employment with Gentherm ends. From the Effective Date through and including the second anniversary of the Separation Date, Steele shall not engage in any defamatory, slandering or maliciously disparaging statements or other communications (whether in written or oral form) or conduct against Gentherm or any of its subsidiaries or affiliates or any of their respective employees, officers, directors, advisors or consultants, which includes, but is not limited to, disparaging text messages, e-mail communications and comments or postings on blogs, comment boards, and social media networking websites. Further, Steele shall not make any statements, comments or other communications concerning the foregoing parties or their respective products and services to the press, media other similar entity or organization.

8.    Termination for Cause or Voluntarily. If, at any time after the Effective Date Steele’s employment with Gentherm is terminated by the Board for Cause or Steele voluntarily resigns from his employment with Gentherm (a) he will not receive any compensation or benefits set forth in Sections 2 and 3 hereof, except (i) to the extent Gentherm has already paid such compensation or benefits at the time of such termination (such as, for example, in the case where such termination occurs after the Announcement Date and Steele has already received the Accrued Vacation through the Announcement Date and acceleration of the February 2019 Equity) and (ii) that Gentherm shall make payment of the Accrued Wages and Accrued Vacation through the date of his termination and reimburse Steele for all business expenses relating to his employment that are submitted to Gentherm within 30 days after the date of his termination, subject to and paid in accordance with Gentherm’s business expense reimbursement policy and this Agreement, and (b) excluding Sections 2 and 3 hereof, the provisions of this Agreement, including, without limitation, the provisions of Section 7 above, will remain in full force and effect (with any reference to Separation Date to refer to the date of termination). As used in this Agreement, “Cause” means (i) gross or willful misconduct in the performance of Steele’s duties, (ii) fraud of any kind, or (iii) gross insubordination with respect to directions from the CEO or the Board with respect to otherwise executing the duties and responsibilities as the CFO and Treasurer of Gentherm (through the Transition Date) or a Vice President of Gentherm (through the Separation Date), based on historical practice or as set forth in any policy or procedure as of the Effective Date or otherwise required by law; provided, however, that for purposes of this proviso (iii), Steele must first be given written notice and not less than 15 days to cure such insubordination before such conduct shall qualify as a termination for Cause.

9.    Clawback Policy / Insider Trading Policy. Steele acknowledges that some of the payments required to be made to him under this Agreement are subject to the Gentherm Incorporated Compensation Clawback Policy. Steele has had an opportunity to review such policy and has previously signed an acknowledgement of the policy terms. Steele also acknowledges that he is currently subject to the Restated Statement of Policy for Securities Trading by Company Personnel and that he will continue to be subject to such policy for so long as he meets the definition of “Persons Subject to This Policy Statement” therein; provided, such policy will be applied to Steele in the same manner as applied to the executive officers of the Gentherm.

10.    No Representation. Steele represents and acknowledges that, in executing this Agreement, Steele does not rely and has not relied on any representation or statement by Gentherm or any agents or representatives of Gentherm with regard to the subject matter, basis or effect of this Agreement that is not set forth in this Agreement.

11.    Binding Agreement. Steele represents and warrants that the execution, delivery and performance of this Agreement will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he is a party or is otherwise bound. This Agreement shall be binding upon Steele and Steele’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Gentherm and its directors, officers, representatives, successors and assigns.

12.    Governing Law and Interpretation. This Agreement is made and entered into in the State of Michigan, and shall in all respects be interpreted, enforced and governed under the laws of the State of Michigan without regard to its choice of law or conflict of laws provision or rule (whether the State of Michigan or any other jurisdiction). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any term, condition, provision or covenant of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such term, condition, provision or covenant shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Steele and Gentherm (with express approval of the Gentherm Board) wherein specific reference is made to this Agreement.

14.    Notices. Any notice or other communication required or permitted to be given under this agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a party by notice to the other party in accordance with this Section 14) and delivered personally, by certified or registered mail or by recognized overnight courier, or delivered by e-mail coupled with confirmation of actual receipt:

If to Gentherm, to the address set forth below:

Gentherm Incorporated

Attention: Vice-President and General Counsel

21680 Haggerty Rd.

Northville, MI 48167

If to Steele, at the last known address in Gentherm’s payroll records.

15.    Entire Agreement. This Agreement, together with the Release, sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of the Agreement, except that any other agreements that Steele entered into with Gentherm that pertains to confidentiality, non-disclosure, non-solicitation, and/or non-competition, including, without limitation, the Confidentiality Agreement, remain in full force and effect.

16.    Support. Steele warrants and agrees that he will not, directly or indirectly, challenge and/or dispute the enforceability and/or validity of this Agreement, or any portion thereof. Steele further agrees and warrants that he will not, and has not, directly or indirectly, instigate(d), incite(d), encourage(d) and/or otherwise cause(d) or aid(ed) any person and/or entity to bring any claim and/or action which challenges and/or disputes the enforceability and/or validity of this Agreement, including any portion thereof. Steele further agrees that in the event that any such claim, action and/or challenge is brought, he will support, advocate for and agree with the enforceability and validity of this Agreement, and will cooperate with Gentherm in defending against any such claim, action and/or challenge.

17.    Cooperation. During and after the Remaining Employment Period, Steele shall cooperate with Gentherm with respect to any claim or matter and shall make himself available to consult with counsel or serve as a witness in any action, investigation or other proceeding before any court, governmental agency, arbitrator or mediator, in which he may be called to appear by Gentherm, regarding any business, property or operations of Gentherm or any of its affiliates or subsidiaries, and he shall truthfully testify in any such action, proceeding or deposition in which he also appears. Upon request by Steele and prior approval by Gentherm, Gentherm shall reimburse Steele for reasonable travel expenses incurred by Steele in connection with any such appearance in which Steele is so called to appear.

18.    Waiver of Breach. The waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party.

19.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

20.    Code Section 409A.

a.

Gentherm and Steele intend that any amounts or benefits to be paid or provided under this Agreement be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance relating thereto (“Code Section 409A”) so that Steele is not subject to additional tax or other sanctions under Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in Steele being subject to additional tax or other sanctions under Code Section 409A, if and to the extent permissible under Code Section 409A, Gentherm and Steele agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Steele. Notwithstanding the foregoing, no particular tax result for Steele with respect to any income recognized by him in connection with this Agreement is guaranteed, and Steele alone will be solely responsible for any additional taxes or other sanctions imposed on him under or as a result of Code Section 409A in connection with this Agreement.

b.

With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by Gentherm no later than December 31st of the year following the year in which Steele incurs the related expenses. In no event will the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, by Gentherm in one calendar year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, nor will Steele’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

c.

If any amount payable under this Agreement is subject to Code Section 409A and is payable upon, on account of or as a result of termination of Steele’s employment with Gentherm, notwithstanding any other provision of this Agreement such amount (if otherwise payable before the earlier of the dates set forth in the following clauses (i) and (ii)) shall be paid on the earlier of (i) the date that is six months and one day after Steele’s “separation from service” (within the meaning of Code Section 409A), or (ii) the date of Steele’s death, but only to the extent such delay is necessary to prevent Steele from incurring additional tax on and/or other sanctions in respect of such payment under Code Section 409A.

Gentherm and Steele knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

DATED:	December 11, 2018	/s/ Barry G. Steele
BARRY G. STEELE

GENTHERM INCORPORATED

DATED:	December 11, 2018	By:	/s/ Phillip M. Eyler
		Name:	Phillip M. Eyler
		Its:	President and Chief Executive Officer

EXHIBIT A

FORM OF RELEASE

This document constitutes the Release contemplated by Separation Agreement between Barry G. Steele (“Employee”) and Gentherm Incorporated (“Gentherm”) dated as of _______________, 2018 (the “Separation Agreement”). All capitalized terms utilized but not otherwise defined herein shall have the meanings ascribed to them in Separation Agreement. Pursuant to this Release, Employee hereby acknowledges and promises to Gentherm as follows:

1.	Separation of Employment. Employee acknowledges that his employment with Gentherm ended on ________________ (“Separation Date”).

2.

Payment of Moneys Owed. Employee acknowledges that, excluding the amounts expressly set forth in the Separation Agreement which, by their terms, are to be paid after the date hereof, Gentherm has paid all remuneration owed to him as a result of his employment with Gentherm.

3.

Consideration. Employee is giving the promises set forth in this Release as consideration for Gentherm’s promises, amounts, payments, benefits and privileges in the Separation Agreement which are contingent upon Employee’s promises in this Release, including the general release of claims. Employee agrees that such amounts, payments, benefits and privileges specified in the Separation Agreement are in excess of any amounts, payments, benefits and privileges to which he is entitled. Employee also agrees that the amounts, payments, benefits and privileges described in the Separation Agreement are independent and adequate consideration for his release of all claims and rights specified herein and any other obligations set forth in this Release or the Separation Agreement.

4.

Complete Release of All Claims. Employee, on behalf of himself and all of his heirs, assigns, proxies and/or attorneys in fact, hereby knowingly and voluntarily releases and forever discharges Gentherm and its current and former parents, subsidiaries and affiliates, predecessors, successors and assigns and each of its and their respective directors, officers, attorneys, agents, representatives and employees, individually and in their business capacities, and its and their employee benefit plans and programs and their administrators and fiduciaries (all of which shall be given its broadest interpretation, and collectively referred to as “Releasees”) from any and all claims and causes of action, whether now known or unknown, of whatever kind or nature, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Release, including, but not limited to, claims that arise out of or in any way relate to Employee’s employment or separation from employment with Gentherm. Employee acknowledges and agrees that this general release includes, but is not limited to, claims of breach of implied or express employment contracts or covenants, promissory estoppel, entitlement to any pay (other than the amounts promised in the Separation Agreement), defamation, wrongful termination, public policy violations, emotional distress and related matters, claims of discrimination, harassment, or retaliation under federal, state or local laws, and claims based on any federal, state or other governmental statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964 (“Title VII”); Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below); The Immigration Reform and Control Act; the Americans with Disabilities Act (“ADA”); the Equal Pay Act (“EPA”); the Age Discrimination in Employment Act (“ADEA”); the Rehabilitation Act of 1973; the Older Workers Benefit Protection Act; The Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act (“FMLA”); The Fair Credit Reporting Act; The Genetic Information Nondiscrimination Act of 2008; Michigan’s Elliott-Larsen Civil Rights Act; the Michigan Persons with Disabilities Civil Rights Act; the Michigan Whistleblowers’ Protection Act; Michigan’s Bullard-Plawecki Right to Know Act; Michigan Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim; the Michigan Payment of Wages and Fringe Benefits Act; the Michigan Minimum Wage Law; the Michigan Equal Pay Law; and any other federal, state, or local laws, or regulations, or any common law actions, relating to Employee’s employment that Employee may have against Gentherm or any of the Releasees as of the date hereof, and/or any type of damages, wages, bonuses, commissions, benefits, attorney fees, costs or relief of any type (legal, equitable or otherwise). If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Gentherm or any other Releasee identified in this Release is a party.

5.

Claims Not Released. Employee is not waiving any rights Employee may have to: (a) Employee’s own vested accrued employee benefits under the applicable health, welfare, or retirement benefit plans as of the Separation Date, the rights to which are governed by the terms of the applicable plan documents; (b) benefits and the right to seek benefits under applicable workers’ compensation and unemployment compensation statutes; (c) pursue claims that by law cannot be waived by signing this Release, including but not limited to filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or other governmental or administrative agency or from participating in any investigation, hearing or proceeding of the EEOC, the NLRB or other governmental or administrative agency; provided, however, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies, other than any monetary award offered by the Securities and Exchange Commission (“SEC”) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended; (d) enforce the Separation Agreement; (e) claims that may arise after he signs this Release; (f) challenge the validity or enforceability of this Release under the ADEA, as amended by the Older Workers Benefit Protection Act of 1990 (“OWPBA”), or (g) any claim for indemnification arising under the Company’s organizational documents.

6.

No Representation. Employee represents and acknowledges that in executing this Release, Employee does not rely and has not relied on any representation or statement by any of the Releasees or by any of the Releasees’ agents or representatives with regard to the subject matter, basis or effect of this Release that is not reflected herein.

7.	Acknowledgments.

i.      Employee affirms that Employee has not filed, has not caused to be filed, and is not presently is a party to any claim against Gentherm.

ii.     Employee affirms that Employee has no known workplace injuries or occupational diseases arising out of Employee’s employment with Gentherm for which he has not already filed a claim.

iii.    Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws, and has not been subjected to any improper treatment, conduct or actions due to or related to his request for, or taking of, any such leave of absence.

iv.     Employee affirms that all of Gentherm’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

v.      Employee represents and warrants that prior to signing this Release, Employee has disclosed to the Board of Directors of Gentherm any belief or information Employee may have that Gentherm has engaged in any unlawful activity of any kind.

vi.     Employee affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Gentherm or its officers, directors or employees including any allegations of corporate fraud.

vii.    Employee represents and warrants that he has the sole right, title and interest in the claims released in this Release, and that he has not assigned or transferred, to any person, any claim intended to be released under this Release.

8.	Non-Admission of Liability. This Release does not constitute an admission that any Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.

9.

Voluntary Agreement; ADEA Notice. Employee understands that this Release includes a release of all claims, known and unknown, that Employee has or may have against the Releasees, including all claims arising under the ADEA. Employee acknowledges that Employee has been advised in writing to consult with an attorney before Employee signs this Release. Employee acknowledges and agrees that Employee was provided with a copy of this Release on December 11, 2018 and was thereafter provided with at least twenty-one (21) days within which to decide whether to sign this Release. If Employee does sign this Release, Employee understands that he will have seven (7) days after he signs to change Employee’s mind and revoke the Release, in which case a written notice of revocation must be delivered to Vice-President and General Counsel, Gentherm Incorporated, 21680 Haggerty Rd., Northville, MI 48167, on or before the seventh (7th) day after Employee’s execution of the Release.

10.

Binding. This Release shall be binding upon Employee and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

11.

Governing Law. This Release shall in all respects be interpreted, enforced and governed under the laws of the State of Michigan without regard to its choice of law or conflict of laws provision or rule (whether the State of Michigan or any other jurisdiction). The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

12.

Severability. Should any term, condition, provision or covenant of this Release be declared or be determined by any court to be illegal or invalid, the validity of the remaining terms, conditions, provisions or covenants shall not be affected, and said illegal or invalid term, condition, provision or covenant shall be deemed not to be part of this Release.

13.

Entire Agreement. This Release, together with the Separation Agreement and other agreements referenced in Section 15 thereof, sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of such documents.

14.

Acknowledgement. By signing below, Employee acknowledges and confirms that he: (a) has read this Release in its entirety and understands all of its terms; (b) knowingly, freely, and voluntarily agrees to all of the terms and conditions set forth in this Release and intends to be bound legally by them; and (c) is signing this Release in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled. Employee further acknowledges and confirms that he may not execute and is not executing this Release until on or after the Separation Date.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES.

DATED:
BARRY G. STEELE